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As filed with the Securities and Exchange Commission on October 6, 2005

Registration No. 333-128460

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOUBLE HULL TANKERS, INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

26 New Street,
St. Helier, Jersey JE23RA
Channel Islands
+44 (0) 1534 639759
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation
111 Eighth Avenue
New York, NY 10011
(212) 590-9100
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 1 to the registration statement of Double Hull Tankers, Inc. ("First Amendment") does not relate to our preliminary prospectus, which is not amended hereby. As such, this First Amendment does not include a copy of our preliminary prospectus. This First Amendment is being filed solely for the purpose of (i) submitting an amended Exhibit 10.2.7, 10.3.1, 10.4.1, 10.6, 10.7, 10.8 and (ii) submitting Exhibits 1.1, 10.3.2 through 10.3.7, 10.4.2 through 10.4.7 and 10.5.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

        Our bylaws provide that we shall, subject to the limitations contained in the Marshall Islands Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. In addition, we have entered into an agreement with each of our chief executive officer and chief financial officer whereby we have agreed to indemnify them substantially in accordance with the indemnification provisions related to our officers and directors in our bylaws.

        Section 12(c) of the Underwriting Agreement, to be filed as Exhibit 1.1, provides that the underwriters named therein will indemnify us and hold us harmless and each of our directors, officers or controlling persons from and against certain liabilities, including liabilities under the Securities Act. Section 12(d) of the Underwriting Agreement also provides that such underwriters will contribute to certain liabilities of such persons under the Securities Act.

Item 7. Recent Sales of Unregistered Securities.

        We were incorporated under the laws of the Marshall Islands on April 14, 2005 under the name Double Hull Tankers, Inc. We issued 100 shares of our common stock, par value $0.01 per share, to OSG International, Inc. in consideration of a capital contribution of $10.00 by it. That issuance was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof because such issuance did not involve any public offering of securities.

Item 8. Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement**
3.1	Amended and Restated Articles of Incorporation of Double Hull Tankers, Inc.*
3.2	Bylaws of Double Hull Tankers, Inc.*
4.1	Form Lock Up Agreement*
4.2	Registration Rights Agreement*
5.1	Opinion of Reeder & Simpson PC†
8.1	Tax Opinion of Cravath, Swaine & Moore LLP†
10.1	Form of Credit Agreement*
10.2.1	Memorandum of Agreement—Overseas Ann*
10.2.2	Memorandum of Agreement—Overseas Chris*
10.2.3	Memorandum of Agreement—Regal Unity*
10.2.4	Memorandum of Agreement—Overseas Cathy*
10.2.5	Memorandum of Agreement—Overseas Sophie*
10.2.6	Memorandum of Agreement—Rebecca*
10.2.7	Memorandum of Agreement—Ania**
10.3.1	Time Charter—Overseas Ann**
10.3.2	Time Charter—Overseas Chris**

10.3.3	Time Charter—Regal Unity**
10.3.4	Time Charter—Overseas Cathy**
10.3.5	Time Charter—Overseas Sophie**
10.3.6	Time Charter—Rebecca**
10.3.7	Time Charter—Ania**
10.4.1	Ship Management Agreement—Overseas Ann**
10.4.2	Ship Management Agreement—Overseas Chris**
10.4.3	Ship Management Agreement—Regal Unity**
10.4.4	Ship Management Agreement—Overseas Cathy**
10.4.5	Ship Management Agreement—Overseas Sophie**
10.4.6	Ship Management Agreement—Rebecca**
10.4.7	Ship Management Agreement—Ania**
10.5	Charter Framework Agreement**
10.6	OSG Guaranty of Charterers' Payments under Charters and Charter Framework Agreement**
10.7	Double Hull Tankers, Inc. Guaranty of Vessel Owners' Obligations under Management Agreement**
10.8	Double Hull Tankers, Inc. Guaranty of Vessel Owners' Obligations under Charters**
10.9	Form of Indemnity Agreement among OSG, OIN and certain subsidiaries of DHT related to existing recommendations.*
10.10	Employment Agreement of Ole Jacob Diesen*
10.10.1	Indemnification Agreement for Ole Jacob Diesen*
10.11	Employment Agreement of Eirik Ubøe*
10.11.1	Indemnification Agreement for Eirik Ubøe*
10.12	2005 Incentive Compensation Plan*
21.1	List of subsidiaries of Double Hull Tankers, Inc.*
23.1	Consent of Ernst & Young LLP for Double Hull Tankers, Inc.*
23.2	Consent of Ernst & Young LLP for OSG Crude*
23.3	Consent of Maritime Strategies International Ltd*
23.4	Consent of Cravath, Swaine & Moore LLP (contained in Exhibit 8.1)†
24.1	Powers of Attorney (included on signature page)
*
Previously filed

**
Filed herewith

(†)
To be filed by amendment

(b)
Financial statement schedules

        The financial statement schedules are omitted because they are inapplicable or the requested information is shown in the combined carve-out financial statements of Double Hull Tankers, Inc. or related notes thereto.

Item 9. Undertakings

        The undersigned registrant hereby undertakes as follows:

  (1)
  The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

  (3)
  That for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, the State of New York, on the 6th day of October, 2005.

DOUBLE HULL TANKERS, INC.
By:	/s/ OLE JACOB DIESEN Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 6th day of October in the capacities indicated.

Signature	Title

/s/ OLE JACOB DIESEN	Chief Executive Officer
EIRIK UBOE*	Chief Financial Officer
ERIK LIND*	Chairman of the Board
RANDEE DAY*	Director
ROLF WIKBORG*	Director
/s/ DONALD J. PUGLISI Managing Director Puglisi & Associates	Authorized Representative in the United States
*By:	/s/ OLE JACOB DIESEN Ole Jacob Diesen, Attorney-in-fact

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES